BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 5th Ordinary Meeting of the Board of Directors

Held on June 30, 2016

1.           Date, Time and Place: Held on June 30, 2016, at 15:00 hours, in the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th  floor, Room 5F, in São Paulo City, São Paulo state.

2.           Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Attendance: The summons was duly called within the terms of article 21 of the Company Bylaws, in the presence of all standing members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: To decide on the: 4.1. Incorporation of a subsidiary of the Company. 4.2. Decommissioning Plan. 4.3. Appointment of directors of companies located in Africa and Middle East.

5.           Resolutions: The members of the Board of Directors, unanimously and without reservations, made the following resolutions:

5.1.      Incorporation of Subsidiary. Approved the establishment of a subsidiary that will hold assets related to the production, distribution and sale of food products for Muslim markets, in accordance with studies to be conducted by the Company.

5.2.      Decommissioning Plan. In accordance with the recommendation of the Finance, Governance and Sustainability Committee, approved the Decommissioning Plan of the Company related to the fiscal year of 2016, as set forth in Exhibit I hereto.

5.3.      Appointment of directors in subsidiaries located in Africa and Middle East. Within the terms of Article 23, (ii), of the Bylaws, and in accordance with the recommendation of the Company´s Finance, Governance and Sustainability Committee, approved the election of directors of the subsidiaries of the Company located in Africa and Middle East, as per the list presented to the Board and now filed at the Company´s headquarters.

BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 5th Ordinary Meeting of the Board of Directors

Held on June 30, 2016

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack Trisotto – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 70 to 72 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary